EXHIBIT 23.1


  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ARI
Network Services, Inc. 1991 Stock Option Plan, 1993
Director Stock Option Plan and 1992 Employee Stock
Purchase Plan of our report dated September 24, 1999, except for Notes 3 and 10 as to which the date is September 30, 1999 and September 28, 1999, respectively, with respect to the financial statements and schedule of ARI Network Services, Inc. included in its Annual Report (Form 10-K) for the year ended July
31, 1999, filed with the Securities and Exchange
Commission.


                                             /s/ Ernst & Young LLP

Milwaukee, Wisconsin                         ERNST & YOUNG LLP
December 15, 1999